Exhibit 99.1

Celladon Reports Third Quarter 2014 Financial Results and Recent Highlights

SAN DIEGO, CA, November 12, 2014 – Celladon Corporation (Nasdaq:CLDN), a clinical-stage biotechnology company with industry-leading expertise in the development of cardiovascular gene therapy, today announced financial results for the quarter ended September 30, 2014 and recent corporate highlights and updates.

“Celladon had another productive quarter, in which we bolstered our balance sheet and observed progress across our product development portfolio. Importantly, the CUPID2 trial is proceeding according to plan, and we remain confident that we will be able to announce data from this trial in April 2015. CUPID2 is evaluating the use of MYDICAR to treat systolic heart failure, and we received Breakthrough Therapy designation for this program from the FDA in April of this year,” said Krisztina Zsebo, Ph.D., Chief Executive Officer of Celladon.

Third Quarter 2014 and Recent Corporate Highlights

MYDICAR®

•	In November 2014, we announced the execution of a facility construction and commercial supply agreement with Lonza Biologics, Inc. (Lonza). Under the agreement, Lonza will complete a detailed engineering design for the potential construction of a new commercial viral therapeutics facility in Portsmouth, New Hampshire for the manufacture of MYDICAR drug substance (AAV1/SERCA2a). In exchange for a reservation fee, we have the option, exercisable during a specified timeframe and with further financial obligation, to have Lonza commence construction of the facility and commit the parties to a multi-year agreement for commercial supply of MYDICAR.

•	Also in the quarter, we had our fourth CUPID 2 data safety monitoring committee (DMC) meeting where the DMC recommended we proceed with the trial as planned.

Other Corporate Updates

•	In July 2014 we announced the exclusive, global in-license of gene therapy applications of the membrane-bound form of the Stem Cell Factor gene (mSCF) for treatment of cardiac ischemia. Stem Cell Factor is a critical cytokine which contributes to cell migration, proliferation, and survival of cardiac stem cells. In October we announced the publication of data from this program in the Journal Circulation Heart Failure, in which this new gene therapy approach was shown to reverse heart damage and improve long term cardiac function following myocardial infarction in animal models.

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In July 2014 we entered into a credit facility with Hercules Technology Growth Capital, Inc. and its affiliate lenders (Hercules). The credit facility provides for up to $25 million of loans. We borrowed the first tranche of $10 million in August 2014. A second tranche of up to $15 million can be drawn, at our option through May 31, 2015, if data from the pending

Phase 2b clinical trial of MYDICAR support the continued development of MYDICAR for its Breakthrough Therapy indication, to either a Phase 3 clinical trial or registration for approval, as reasonably determined by our senior management and board of directors.

•	In July 2014 we announced plans to conduct a pilot, 24 patient, Phase 1/2 clinical trial of MYDICAR in advanced heart failure patients with systolic dysfunction who have been previously excluded from MYDICAR studies in this indication due to pre-existing levels of neutralizing antibodies against the AAV1 vector. We are currently in discussions with the FDA regarding a potential clinical trial using this procedure, and pending the outcome of these discussions, we may initiate a clinical trial in this patient population in 2015.

•	In July 2014 we announced plans to conduct a 100 patient Phase 2a clinical trial with MYDICAR in end-stage renal disease (ESRD) patients undergoing surgery to create an AVF for hemodialysis. We are currently conducting a pre-clinical study in support of this indication, and pending the outcome of this study and feedback from the FDA we may initiate a clinical trial in this patient population in 2015.

•	In August 2014, we completed an underwritten public offering of 4,600,000 shares of common stock at an offering price of $9.50 per share, which included the exercise by the underwriters of their option to purchase 600,000 additional shares of common stock. Net proceeds from the offering to us were $40.7 million.

•	In September 2014 we appointed Scott Garrett as Vice President, Commercial Planning, a newly created position.

Third Quarter 2014 Financial Results

•	Cash Position: Cash, cash equivalents and investments as of September 30, 2014 were $95.1 million.

•	Research and Development Expenses: Research and development expenses were $5.3 million and $4.6 million, respectively, for the third quarter of 2014 and 2013.

•	General and Administrative Expenses: General and administrative expenses were $2.8 million and $1.0 million, respectively, for the third quarter of 2014 and 2013.

•	Other Expense/Income, Net: Other expense, net was $227 thousand and other income was $70 thousand for the third quarter of 2014 and 2013, respectively.

•	Consolidated Net Loss: Consolidated net loss was $8.4 million and $5.5 million for the third quarter of 2014 and 2013, respectively. The consolidated net loss included stock-based compensation of $0.9 million and $0.8 million for the third quarter of 2014 and 2013, respectively.

About Celladon

Celladon is a clinical-stage biotechnology company applying its leadership position in the field of cardiovascular gene therapy to develop novel therapies for diseases with tremendous unmet medical needs. Our lead programs target SERCA enzymes which are a family of enzymes that play an integral part in the regulation of intra-cellular calcium in all human cells. Calcium dysregulation is implicated in a number of important and complex medical conditions and diseases, such as heart failure, vascular disease, diabetes and neurodegenerative diseases. MYDICAR, the Company’s most advanced product candidate, uses gene therapy to target SERCA2a, which is an enzyme that becomes deficient in patients with advanced heart failure. Celladon has completed enrollment of a 250 patient Phase 2b clinical trial evaluating the efficacy of MYDICAR in reducing the frequency of, or delaying heart failure-related hospitalizations. This randomized, double-blind, placebo-controlled, multinational trial is evaluating a single intracoronary infusion of MYDICAR versus placebo added to a maximal, optimized heart failure regimen in patients with New York Heart Association class III or IV symptoms of chronic heart failure due to systolic dysfunction. The Company has received Breakthrough Therapy designation from the FDA for this MYDICAR program and expects to report results from the Phase 2b clinical trial in April 2015. In addition, the Company conducts research and development on its mSCF gene therapy program for cardiac diseases. Celladon has also identified a number of potential first-in-class compounds addressing novel targets in diabetes and neurodegenerative diseases with its small molecule platform of SERCA2b modulators. For more information, please visit www.celladon.com.

Forward-Looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, references to the expected timing of CUPID2 data; the impact of Breakthrough Therapy designation for MYDICAR; the potential construction of a new commercial viral therapeutics facility for the manufacture of MYDICAR, including Celladon’s decision as to whether to exercise the option under the facility construction and commercial supply agreement and commit to a long-term supply arrangement with Lonza; Celladon’s expectations for the Stem Cell Factor gene therapy program; future events under the credit facility with Hercules, including Celladon’s ability to access the second tranche of funds under the facility; and the occurrence, timing and trial design of potential future clinical trials. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon Celladon’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties, which include, without limitation, risks and uncertainties associated with the process of conducting product development activities and clinical trials and obtaining regulatory approval to commercialize product candidates, our reliance on third parties, the need to raise additional funding when needed in order to conduct our business, and the degree of market acceptance of MYDICAR by physicians, patients, third-party payors and others in the medical community. These and other risks and uncertainties are described more fully in Celladon’s filings with the Securities and Exchange Commission, including without limitation its Form 10-Q for the quarter ended September 30, 2014. All forward-looking statements contained in this press release speak only as of the date on which they were made. Celladon undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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CONTACT:

Fredrik Wiklund

Vice President, Corporate Development and Investor Relations

(858) 432-7215

fwiklund@celladon.com

Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(unaudited)		(unaudited)
Operating expenses:
Research and development	$5,316	$4,571	$15,515	$11,707
General and administrative	2,815	952	6,545	2,280

Total operating expenses	8,131	5,523	22,060	13,987

Loss from operations	(8,131)	(5,523)	(22,060)	(13,987)
Other income (expense), net	(227)	70	(452)	75

Consolidated net loss	$(8,358)	$(5,453)	$(22,512)	$(13,912)

Condensed Consolidated Balance Sheets

(in thousands)

	September 30, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$14,367	$7,903
Short-term investments	80,755	10,467
Prepaid expenses and other assets	891	180

Total current assets	96,013	18,550
Property and equipment, net	616	308
Other assets	280	2,296

Total assets	$96,909	$21,154

Liabilities, preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable and accrued expenses	$3,959	$2,908
Accrued clinical expenses	867	1,478
Accrued interest	86	14
Convertible notes, net of discount	—	1,044
Warrant liability	—	1,116

Total current liabilities	4,912	6,560
Term loan, net of discount	9,911	—
Non-current liabilities	111	37
Preferred stock	—	65,548
Stockholders’ equity (deficit)	81,975	(50,991)

Total liabilities, preferred stock and stockholders’ equity (deficit)	$96,909	$21,154